ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951- 7000
                           TELECOPIER: (617) 951-7050

30 KENNEDY PLAZA                          1001 PENNSYLVANIA AVENUE, N. W.
PROVIDENCE, R.I. 02903                    SUITE 1200 SOUTH
(401) 455-4400                            WASHINGTON, D.C. 20004
TELECOPIER: (401)455-4401                 (202) 626-3900
                                          TELECOPIER: (202) 626-3961

                                   May 4, 1992


Colonial Trust VI
One Financial Center
Boston, Massachusetts 02111

Re:  Colonial U.S. Fund for Growth -- Shares of
     Beneficial Interest, No Par Value

Gentlemen:

     You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest, with no par value, belonging to your Colonial U.S. Fund for Growth series ("Shares") at not less than "net asset value," as defined in your Agreement and Declaration of Trust.

     We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and are familiar with the action taken by your trustees to authorize (i) the issue and sale of certain Shares to Colonial Management Associates, Inc., as described below, and (ii) the issue and sale to the public from time to time of authorized and unissued Shares. We have also examined a certificate of your treasurer of even date herewith stating that as of the date hereof 10,000 Shares have been issued and are outstanding, such Shares having been purchased by Colonial Management Associates, Inc. for cash consideration of $100,000. We have further examined a copy of your By-Laws and such other documents and records as we have deemed necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares, of which 10,000 Shares presently are issued and outstanding.

ROPES & GRAY


Colonial Trust VI                  - 2 -                        May 4, 1992


     2. The issue and sale Of the authorized but unissued Shares has been duly authorized under Massachusetts law, and, upon the original issue and sale of any of the authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the respective net asset values of the Shares at the time of their sale, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.
     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable, for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property belonging to each series of the Trust for all loss and expense of any shareholder of such series held personally liable solely by reason of his being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the relevant series itself would be unable to meet its obligations.
     We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A (File No. 33-45117) relating to such offering and sale.

                                          Very truly Yours,
                                          Ropes & Gray